Exhibit 10.32

K2M GROUP HOLDINGS, INC. 2010 EQUITY AWARD PLAN

FORM OF RESTRICTED STOCK UNIT

AWARD AGREEMENT

[—]

[Name of Grantee]

[Address of Grantee]

In accordance with the terms of the K2M Group Holdings, Inc. 2010 Equity Award Plan (“Plan”), pursuant to action of the Compensation Committee of the Board of Directors, K2M Group Holdings, Inc. hereby grants to you (“Grantee”), subject to the terms and conditions set forth in this Restricted Stock Unit Award Agreement (including Annex A hereto), Restricted Stock Units (“RSUs”), as set forth below.

Unless otherwise specified, capitalized terms shall have the meanings specified in the Plan. The terms and conditions of the Plan are incorporated by reference and govern except to the extent that this RSU Award Agreement provides otherwise.

Each RSU corresponds to one share of Stock. An RSU is an unfunded and unsecured promise by the Company to deliver one share of Stock, cash equal to one share of Stock, or some combination of cash and shares as determined by the Board or Committee in its sole discretion, on a future date as set forth herein. Until such delivery, you only have the rights of a general unsecured creditor of the Company and not as a stockholder with respect to the shares of Stock underlying your RSUs.

Number of RSUs Granted:	[—]

Date of Grant:	[—], 2013

Period of Restriction:	Beginning on the Date of Grant and continuing through the earlier of the date of:

(i) Grantee’s death,

(ii) Grantee’s Disability, and

(iii) a Change in Control.

RSU Payment Date:	Each RSU will convert to one share of Stock, the cash value of one share of Stock or some combination of cash and shares as determined by the Board, in its sole discretion, on the day following the date the restrictions lapse with respect to that RSU, with the payment of the vested RSU being paid to the Grantee as soon as administratively possible thereafter in accordance with the terms of the Plan.

Dividend Equivalent Right:	None of the RSUs shall include any right to Dividend Equivalents

RSUs are subject to forfeiture as provided herein and in the Plan.

Further terms and conditions of your Award of RSUs are set forth in Annex A, which is an integral part of this RSU Award Agreement.

By accepting this Award, you hereby acknowledge the receipt of a copy of this RSU Award Agreement including Annex A, a copy of the Plan, and agree to be bound by all terms and provisions hereof and thereto.

Officer

Title

K2M Group Holdings, Inc.

ANNEX A

RESTRICTED STOCK UNIT

AWARD AGREEMENT

Further Terms and Conditions of Award. It is understood and agreed that the Award of RSUs evidenced by the RSU Award Agreement to which this is annexed is subject to the following additional terms and conditions:

1.	Termination of Employment. Except as otherwise specifically provided in Section 2 below, upon the Grantee’s Termination of Employment, all unvested RSUs (RSUs for which restrictions have not lapsed) shall be treated as follows:

a.	Death—If the Grantee’s Termination of Employment is on account of death, then all unvested RSUs shall immediately become nonforfeitable and the restrictions with respect to the RSUs shall lapse as of the date of death;

b.	Disability—If the Grantee’s Termination of Employment is on account of Disability, then all unvested RSUs shall immediately become nonforfeitable and the restrictions with respect to the RSUs shall lapse as of the date of Disability; and

c.	Any Other Reason—If the Grantee’s Termination of Employment is on account of any other reason, then all unvested RSUs shall be forfeited as of the end of the day of such Termination of Employment.

2.	Change in Control. Except as otherwise specifically provided in a written agreement with the Company to which the Grantee is a party, the unvested RSUs shall become nonforfeitable and the restrictions to which the RSUs are then subject shall immediately lapse on the date of a Change in Control if the Change in Control meets the requirements of a “change in control” under Code Section 409A. If the Change in Control does not meet the requirements of a “change in control” under Section 409A, then no unvested RSUs shall be forfeited and such unvested RSUs will remain subject to the restriction period set forth on the first page of this RSU Award Agreement, though they may be converted as necessary to effect the Change in Control, and be settled in shares of Stock, cash, or some combination of cash and share(s) of Stock as determined by the Board in its sole discretion as their restrictions lapse.

3.	Dividend Equivalent Right. During the Period of Restriction, the RSUs shall not be entitled to receive any dividends or dividend equivalents that might be paid on the underlying share(s) of Stock, if such had been issued and outstanding.

4.	RSU Payment Date. Unless otherwise determined by the Board or the Committee, the Grantee shall be entitled to payment of vested RSUs by delivery of shares of Stock that underlie the RSUs then-outstanding, cash, or some combination of cash and shares of Stock as the Board in its sole discretion determines, on the day following the date the restrictions lapse with respect to such portion of the RSUs that then have their restrictions lapse. Notwithstanding anything else herein to the contrary, if Grantee is a “specified employee” for purposes of Code Section 409A at the time of Grantee’s Termination of Employment and if an exception under Code Section 409A does not apply, any payment to the Grantee under this RSU Award Agreement after Grantee’s Termination of Employment shall be delayed until six (6) months after the Grantee’s Termination of Employment as required by Code Section 409A.

5.	Fractional Shares of Stock. If any calculation of shares of Stock to be awarded or to be forfeited or to be released from restrictions or limitations would result in a fraction, any fraction of 0.5 or greater will be rounded to one, and any fraction of less than 0.5 will be rounded to zero.

6.	Tax Withholding. With respect to the minimum statutory tax withholding required upon the lapse of restrictions on the RSUs, the Grantee may elect to satisfy such withholding requirements by tender of previously-owned shares of Stock or by having the Company withhold shares of Stock upon the date that the restrictions lapse to such RSUs, in whole or in part, but only with regard to that portion of the RSUs which have had their restrictions lapse.

7.	Ratification of Actions. By accepting the RSU Award or other benefit under the Plan, the Grantee and each person claiming under or through him shall be conclusively deemed to have indicated the Grantee’s acceptance and ratification of, and consent to, any action taken under the Plan or the RSU Award by the Company, the Board, or the Committee.

8.	Notices. Any notice hereunder to the Company shall be addressed to its offices and any notice hereunder to Grantee shall be addressed to him or her at the address specified on this RSU Award Agreement, subject to the right of either party to designate at any time hereafter in writing some other address.

9.	Nontransferability. Grantee may not sell, transfer, assign, pledge, or otherwise dispose of the shares of Stock covered by this RSU Award Agreement other than by will or by the laws of descent and distribution. The shares of Stock covered by this RSU Award Agreement are not subject to execution, attachment, or other process.

10.	No Employment Rights. This RSU Award Agreement does not provide Grantee with any rights to continued employment with the Company or a Subsidiary. The Company and its Subsidiaries reserve the right to terminate Grantee’s employment at any time, with or without cause.

11.	Governing Law and Severability. To the extent not preempted by Federal law, the RSU Award Agreement will be governed by and construed in accordance with the laws of the State of Delaware, without regard to conflicts of law provisions.

12.	Definitions. In addition to the following definitions, capitalized terms not otherwise defined in the RSU Award Agreement or in this Annex A attached thereto shall have the meanings given them in the Plan.

a.	Termination of Employment occurs on the first day on which an individual is for any reason no longer employed by the Company or any of its Subsidiaries, or with respect to an individual who is an employee of a Subsidiary, the first day on which it no longer qualifies as a Subsidiary. For purposes of this RSU Award Agreement, transfer of employment of the Grantee between the Company and any one of its Subsidiaries (or between Subsidiaries) shall not be deemed a termination of employment. Notwithstanding anything else herein to the contrary, no issuance of shares of Stock shall be made upon a Termination of Employment with respect to this RSU Award unless the Termination of Employment constitutes a “separation from service” as that term is used in Code Section 409A(a)(2)(A)(i).

b.	Disability means a physical or mental disability or infirmity that prevents or is reasonably expected to prevent the performance of Grantee’s employment-related duties for a period of six months or longer and, within 30 days after the Company notifies the Grantee in writing that it intends to terminate his employment, the Participant shall not have returned to the performance of his employment-related duties on a full-time basis. The Committee’s reasoned and good faith judgment of Disability shall be final, binding, and conclusive, and shall be based on such competent medical evidence as shall be presented to it by such Grantee and/or by any physician or group of physicians or other competent medical expert employed by the Grantee or the Company to advise the Committee. Notwithstanding the foregoing, if the Grantee is a party to an employment agreement with the Company or any Subsidiary, “Disability” shall have the meaning, if any, specified in such Grantee’s employment agreement.

c.	Change of Control means the following to have occurred :

i.	An acquisition by any individual, entity or group of fifty percent (50%) or more of either (i) the then outstanding shares of common stock of the Company (“Common Stock”) or (ii) the combined voting power of the then outstanding voting securities of the Company entitled to vote generally in the election of directors (the “Outstanding Company Voting Securities”), excluding, however, the following: (1) any acquisition directly from the Company, other than an acquisition by virtue of the exercise of a conversion privilege unless the security being so converted was itself acquired directly from the Company, and (2) any acquisition by the Company;

ii.

The approval by the necessary amount of stockholders of the Company of a merger, consolidation, reorganization or similar corporate transaction, whether or not the Company is the surviving corporation in such transaction, in which outstanding shares of Common Stock are converted into (i) shares of stock of another company, other than a conversion into shares of voting common stock of the successor corporation (or a holding company thereof) representing more than fifty percent (50%) of the voting power of all capital stock thereof outstanding immediately after the merger or consolidation; or

iii.	The approval by the necessary amount of stockholders of the Company of (i) the sale or other disposition of all or substantially all of the assets of the Company or (ii) a complete liquidation or dissolution of the Company.